EXHIBIT 99.1

Rapid Link Signs Letter of Intent to Acquire
Wireless Broadband Service Providers

LOS ANGELES, CA - September 11, 2007 - Rapid Link, Inc. (OTCBB:RPID.OB), a leading provider of communication services to niche markets, today announced the signing of a Letter of Intent ("LOI") to purchase the business and assets of Web Breeze Networks, LLC and Communications Advantage, LLC, each a wireless broadband service provider.

Web Breeze Networks, and Communications Advantage are located in rural Amador County, California, and have served local clientele for over eight years. Communications Advantage and Web Breeze Networks provide reliable, predicable revenue streams produced from an excellent carrier class network and a loyal customer base. The assets include a 350 Square Mile Wireless Broadband Network in Amador County California serving 1440 Users, from 400 points of presence, a Worldwide Web-hosting Service, Full Service Web based Email Services, nationwide Dial-up Internet access, national IP Voice Messaging and Fax Messaging service and over 800 long-distance customers using One Plus dialing, Nationwide 800, and Travel Card services with customers in every state.

"The signing of the "LOI" to acquire Web Breeze Networks, LLC and Communications Advantage, LLC marks a major milestone in our endeavor to provide a complete communications service package to our customers. We focus on niche markets, such as those served by Web Breeze Networks and Communications Advantage, and we are committed to own and manage the "last mile" of communications connectivity. This acquisition would augment our ability to provide our customers a full array of communication services from broadband to basic phone services all under one platform. We would be able to offer the same type of services currently offered by larger carriers such as Verizon, Qwest, Sprint and Time Warner." stated John Jenkins, Chief Executive Officer of Rapid Link. Chris Canfield, Rapid Link's President and Chief Financial Officer added, "This acquisition will complete the first step in allowing us to provide many different communication services under one package to our customers. This not only could increase our net margin per customer, but could make our customers less likely to move their services to another network, potentially increasing our customer retention levels significantly."

Eric Shippam, Managing Director of Web Breeze and Communications Advantage commented, "I am thrilled at the prospect of becoming part of the Rapid Link team. I have worked closely with the principals of Rapid Link and the entire Rapid Link support team for years. I have extreme confidence in our combined abilities and look forward to growing the broadband wireless divisions of Rapid Link, and taking the company to another level of service offerings."

About Rapid Link, Inc.:

Rapid Link is a communications company providing various forms of voice and data transport services to wholesale and retail customers around the world. Rapid Link companies provide licensed traditional long distance services in the contiguous United States, as well as other next generation communication services worldwide, including voice over internet protocol and information service products tailored for each target market. Focusing on niche markets, such as the US Military, selected geographic areas, and ethnic populations, Rapid Link and its subsidiaries' strive to serve its customers' unique communications needs with a focus on cost efficiency and quality of service. Through the Company's operating Headquarters in Omaha, NE, Rapid Link supports customers with facilities-based switching, in-house multi lingual customer service, proprietary scalable billing systems, and experienced communications professionals.

For more information, visit www.rapidlink.com

Contact:
Investor Relations
Rapid Link, Inc.
Tel.: 310-566-1701